Exhibit 99.6

SWS Group, Inc.
1201 Elm Street, Suite 3500
Dallas, Texas 75270

March 31, 2014

Oak Hill Capital Partners
65 East 55th Street, 32nd Floor
New York, New York 10022
Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of July 29, 2011, by and among SWS Group, Inc. (the “Borrower”), Hilltop Holdings Inc. (“Hilltop”), Oak Hill Capital Partners III, L.P. (“OHCP”), Oak Hill Capital Management Partners III, L.P. (“OHCMP” and, together with OHCP, “Oak Hill”) and the Subsidiaries of the Borrower from time to time parties thereto as Guarantors (the “Credit Agreement”) and those certain Warrants issued by the Borrower to, respectively, OHCP and OHCMP on July 29, 2011 (together, the “Oak Hill Warrants”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Credit Agreement.

As you may know, the Borrower has been in negotiations in respect of a potential merger transaction and Oak Hill has previously indicated that it would provide consent under the Credit Agreement, to the extent such consent is required, to a transaction that has been recommended by the Special Committee of the Borrower’s board of directors. The Borrower has determined to enter into an Agreement and Plan of Merger in the form attached hereto (the “Merger Agreement”) pursuant to which Hilltop will acquire the Borrower by way of a merger of the Borrower with and into a wholly-owned subsidiary of Hilltop (the “Merger”), which transaction has been unanimously approved by the Special Committee of the Borrower’s board of directors. Accordingly, the Borrower hereby requests that each of OHCP and OHCMP countersign this letter in the space provided below to: (i) irrevocably and unconditionally waive, in accordance with Section 9.1 of the Credit Agreement, compliance by the Borrower with the terms of Section 6.4 of the Credit Agreement with respect to the Merger on the terms set forth in the Merger Agreement; (ii) irrevocably and unconditionally consent for all purposes under the Credit Agreement to the consummation of the Merger on the terms set forth in the Merger Agreement, to the extent such consent is required for the consummation of the Merger by the Borrower; (iii) irrevocably and unconditionally consent to the treatment of the Oak Hill Warrants, the Loans and the Credit Agreement as provided in Section 1.7 of the Merger Agreement and agree to enter into such further instruments as the Borrower may reasonably request to effectuate such treatment; and (iv) covenant and agree that neither OHCP nor OHCMP shall enter into any voting agreement or arrangement with Hilltop or any of its Affiliates, grant any proxy to Hilltop or any of its Affiliates or become party to any voting trust or other agreement, arrangement or understanding with Hilltop or any of its Affiliates, in each case, with respect to the Common Stock.

In consideration for the waivers set forth in the immediately preceding paragraph, the Borrower agrees to comply with its obligations under Section 1.7 of the Merger Agreement on a timely basis and not to amend Section 1.7 of the Merger Agreement in any manner or amend any other section of the Merger Agreement with the intent of amending Section 1.7. For the avoidance of doubt a change to the Merger Consideration will not by itself, be construed to violate this paragraph. If Borrower amends any other provision of the Merger Agreement in a manner that adversely affects OHCP or OHCMP (including without limitation any adverse change to the type or amount of Merger Consideration (as such term is defined in the Merger Agreement)), without the prior written consent of OHCP and OHCMP, then either OHCP or OHCMP will have the right to terminate this letter.

For the avoidance of doubt, nothing in this letter is intended to preclude OHCP or OHCMP from granting a similar consent to any other transaction involving the Borrower that the Special Committee of the Borrower’s board of directors may recommend.

Except as expressly consented to hereby, the Credit Agreement and the other Loan Documents shall continue in full force and effect in accordance with their original terms. This letter shall become effective upon the execution hereof by OHCP, OHCMP and the Borrower; provided, that in the event that the Merger Agreement is terminated or the Merger is otherwise not consummated, or in the event the Special Committee of the Borrower’s board of directors withdraws or materially modifies its recommendation of the Merger, this letter will be of no further force or effect. This letter shall be governed by the laws of the same jurisdiction as the Credit Agreement. This letter may be executed in counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Very truly yours,

SWS Group, Inc.

By:	/s/ James H. Ross
Name:	James H. Ross
Title:	President and Chief Executive Officer

ACKNOWLEDGED, AGREED AND CONSENTED TO:

Oak Hill Capital Partners III, L.P.

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By:	/s/ John Monsky
Name:	John Monsky
Title:	Officer
Date:

Oak Hill Capital Management Partners III, L.P.

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By:	/s/ John Monsky
Name:	John Monsky
Title:	Officer
Date:

[Signature Page to Consent]